Exhibit F.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

November 18, 2010

The Republic of Peru

Ministry of Economy and Finance

Jr. Junín, 319 - Lima 1

Peru

Ladies and Gentlemen:

We have acted as United States counsel to the Republic of Peru (the “Republic”) in connection with the purchase by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Morgan Stanley & Co. Incorporated (together, the “Initial Purchasers”) of US$1,000,000,000 aggregate principal amount of 5.625% U.S. Dollar-Denominated Global Bonds due 2050 (the “Bonds”) issued by the Republic under Supreme Decree No. 223-2010-EF, pursuant to the Underwriting Agreement dated November 10, 2010 among the Republic and each of the Initial Purchasers (the “Underwriting Agreement”). The Bonds will be issued and delivered by the Republic pursuant to the Fiscal Agency Agreement, dated as of February 6, 2003, as amended on November 21, 2003 and October 14, 2004 (the “Fiscal Agency Agreement”), between the Republic and The Bank of New York Mellon (as successor fiscal agent to JPMorgan Chase Bank, N.A.).

We have examined the Registration Statement on Schedule B (File No. 333-164617) (the “Registration Statement”) filed by the Republic under the U.S. Securities Act of 1933, as amended (the “Securities Act”) as it became effective under the Securities Act; the Republic’s prospectus dated April 9, 2010 (the “Base Prospectus”), as supplemented by the prospectus supplement dated November 10, 2010 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed by the Republic pursuant to Rule 424(b) of the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act; the Republic’s preliminary prospectus supplement dated November 8, 2010 (together with the Base Prospectus, the “Preliminary Prospectus”), filed by the Republic pursuant to Rule 424(b) of the rules and regulations of the Commission; the free writing prospectus filed by the Republic on November 10, 2010, pursuant to Rule 433 of the rules and regulations of the Commission (such free writing prospectus, together with the Preliminary Prospectus, the “Pricing Disclosure Package”); the Fiscal Agency Agreement relating to the Bonds; a copy of the global bond representing the Bonds; and the Underwriting Agreement. In addition, we have examined, and have relied as to matters of fact upon, the documents delivered by the Republic at the closing and upon originals, or duplicates or certified or conformed copies, of such governmental and other records, agreements, documents and other instruments and such certificates or comparable documents or oral statements of public officials and representatives of the Republic and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinion set forth below, we have assumed that (1) the Republic has duly authorized, executed and delivered the Underwriting Agreement, the Fiscal Agency Agreement and the Bonds in accordance with the law of the Republic of Peru, (2) the execution, delivery and performance by the Republic of the Underwriting Agreement, the Fiscal Agency Agreement and the Bonds do not violate the law of the Republic of Peru or any other non-U.S. jurisdiction and (3) the execution, delivery and performance by the Republic of the Underwriting Agreement, the Fiscal Agency Agreement and the Bonds do not constitute a breach or violation of any agreement or instrument which is binding upon the Republic.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Bonds have been duly executed and issued by the Republic in accordance with the law of the State of New York; and, assuming the Bonds have been duly authenticated in accordance with the terms of the Fiscal Agency Agreement as contemplated in the Prospectus and duly paid for and delivered in accordance with the Underwriting Agreement, the Bonds constitute valid and legally binding obligations of the Republic enforceable against the Republic in accordance with its terms.

Our opinion set forth in paragraph 1 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights and (v) considerations of public policy.

In connection with the provisions of the Underwriting Agreement, the Fiscal Agency Agreement and the Bonds, whereby the Republic submits to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1330, 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of the Underwriting Agreement, the Fiscal Agency Agreement and the Bonds that relate to forum selection (including without limitation, any waiver of any objection to venue or any objection that the court is an inconvenient forum), we note that under NYCPLR § 510 a New York state court may have discretion to transfer the place of trial and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We note that enforceability in the United States of the waiver by the Republic of its immunity (including sovereign immunity) from court jurisdiction, as set forth in the Underwriting Agreement and the Fiscal Agency Agreement and the Bonds, is subject to the limitations imposed by the U.S. Foreign Sovereign Immunities Act of 1976.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States. We understand that, with respect to all matters of Peruvian laws, you are relying on the opinion letter of Hernández & Cía Abogados, your Peruvian counsel, dated November 19, 2010.

This opinion letter is rendered to you in connection with the above-described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to Post-Effective Amendment No. 2 to the Registration Statement and to the use of our name under the caption “Validity of the Bonds” in the Prospectus Supplement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP